Exhibit 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements and financial statement schedules of American Electric Power Company, Inc. and subsidiary companies (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
December 14, 2017